Exhibit 99.1

     Span-America Reports Improved Results for First Quarter of Fiscal 2004

                         Declares Quarterly Dividend

    GREENVILLE, S.C., Jan. 28 /PRNewswire-FirstCall/ -- Span-America Medical Systems, Inc. (Nasdaq: SPAN) today reported higher sales and net income for the first quarter ended January 3, 2004.

    The Board also declared a regular quarterly dividend of $0.035 per share payable on March 4, 2004, to shareholders of record on February 13, 2004.

    "Span-America's first quarter sales jumped 46% to $11.5 million and net income was up 27% to $422,000, or $0.16 per diluted share, compared with the first quarter of last year," stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. "Our excellent results were due to higher sales across product lines and especially strong sales of consumer pillows and mattress pads.

    "Sales in the custom products segment were up 133% to $6.1 million and accounted for 53% of first quarter sales. We benefited from higher sales of consumer products sold through our marketing partner, Louisville Bedding Company. Several of our current consumer sales programs did not begin until the second or third quarters of last fiscal year, which accounts for a large part of the strong growth comparison in this year's first quarter. In addition, our first quarter of fiscal 2004 was a 14-week period compared with a 13-week period in fiscal 2003. We expect continued growth in custom product sales during the remainder of fiscal 2004, although at a much slower growth rate than our first quarter.

    "Medical sales rose 2% to $5.4 million compared with the first quarter of last year," continued Mr. Ferguson. "Non-mattress medical products experienced growth rates that were generally higher than the same quarter last year; however, the growth rate of therapeutic mattresses, our largest medical product line, was up only 2% compared with the first quarter of last year. We are optimistic that the Medicare rate increase in October 2003 will begin to stimulate demand for these products over the next few quarters," continued Mr. Ferguson.


    First Quarter Results

    Total custom products sales rose 133% to $6.1 million in the first quarter of fiscal 2004 compared with $2.6 million in the same quarter last year. Sales of all major consumer product lines increased during the quarter. The growth in consumer sales was partially offset by an 8% decline in sales of industrial products.

    Medical sales rose 2% in the first quarter to $5.40 million compared with $5.26 million in the first quarter of last year, primarily due to solid, broad-based growth among medical product lines. Positioners, seating and skin care sales grew by 7%, 8% and 9%, respectively. Sales of overlays were flat, and sales of therapeutic mattresses, the largest medical product line, were up by 2% during the quarter compared with the first quarter of fiscal 2003.

    Earnings for the quarter benefited from the higher sales volume. Gross profit rose 16% to $2.9 million on higher volume compared with $2.5 million in the first quarter last year. The increase in sales volume for the quarter also had a positive effect on manufacturing efficiency. Gross margin percentage declined to 25.2% from 31.8% in the first quarter last year due to a shift in product mix. Consumer sales typically have a lower margin than medical sales.

    SG&A expenses increased 10% during the first quarter to $2.4 million from $2.2 million in the same quarter last year. The increases were due to higher professional fees, property and casualty insurance expense, freight expense and Secure I.V. development and marketing expense. The Company incurred expenses of approximately $91,000 related to the lawsuit and potential tender offer activity by shareholder Jerry Zucker. As previously announced, the matters with Mr. Zucker were settled and resolved in the recently completed quarter. In addition, expenses for production testing and development of the Secure I.V. product line increased 62% to $160,000 from $99,000 in the first quarter last year. The Company expects to begin selling Secure I.V. around mid-2004.

    Operating profit increased by 55% to $490,000 in the first quarter from $316,000 in the same quarter last year. The increase was due primarily to the higher sales volume during the quarter.

    Non-operating income declined by 19% to $159,000 from $196,000 in the first quarter of last year due to lower interest and royalty income. Interest income was down 43% to $17,000 because of lower levels of marketable securities and lower interest rates. Royalty income on a syringe product licensed to Becton, Dickinson and Company fell 14% to $141,000 due to lower sales of the licensed product. Span-America's license agreement with Becton Dickinson is expected to expire in December 2005, and no further royalty payments will be received after that time.

    Net income for the first quarter increased 27% to $422,000, or $0.16 per diluted share, compared with $333,000, or $0.13 per diluted share, in the same period last year.


    Outlook for Fiscal 2004

    "We believe we will see continued growth in sales and earnings during the next several quarters of fiscal 2004. However, our expected growth rates will be significantly lower than those achieved in the first quarter," concluded Mr. Ferguson.


    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The Nasdaq Stock Market's National Market under the symbol SPAN.


    Forward-Looking Statements

    The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company including: (a) the loss of a key distributor of the Company's medical or custom products, (b) inability to achieve anticipated sales volumes of medical or custom products, (c) raw material cost increases, (d) changes in relationships with large customers,
(e) the inability to achieve sales and cost targets for the Secure I.V. product line, (f) the impact of competitive products and pricing, (g) government reimbursement changes in the medical market, (h) FDA regulation of medical device manufacturing, and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.



                      SPAN-AMERICA MEDICAL SYSTEMS, INC.
                       Statements of Income (Unaudited)

                                                    3 Months Ended
                                                 Jan. 3,      Dec. 28,
                                                 2004 **      2002      % Chg

    Net sales                                $11,508,500   $7,891,700    46%
    Cost of goods sold                         8,606,700    5,385,400    60%
    Gross profit                               2,901,800    2,506,300    16%
                                                   25.2%        31.8%

    Selling and marketing expenses             1,609,600    1,515,400     6%
    Research and development expenses            171,000      135,400    26%
    General and administrative expenses          630,800      539,500    17%
                                               2,411,400    2,190,300    10%

    Operating income                             490,400      316,000    55%
                                                    4.3%         4.0%

    Investment income                             17,000       30,000   -43%
    Royalty income                               141,300      164,800   -14%
    Other                                            900          800    13%
    Total non-operating income                   159,200      195,600   -19%

    Income before income taxes                   649,600      511,600    27%
    Income taxes                                 228,000      179,000    27%
    Net income                                  $421,600     $332,600    27%
                                                    3.7%         4.2%

    Net income per share of common stock:
     Basic                                         $0.16        $0.13    26%
     Diluted                                        0.16         0.13    23%

    Dividends per common share                    $0.035       $0.035     0%

    Weighted average shares outstanding
     Basic                                     2,561,556    2,538,870     1%
     Diluted                                   2,704,784    2,632,652     3%

    Supplemental Data
     Depreciation expense                        137,700      111,200    24%
     Amortization expense                         24,000       17,100    40%

    ** Note: The first quarter of fiscal 2004 was a 14-week period compared with a 13-week period in the first quarter of fiscal 2003.


                      SPAN-AMERICA MEDICAL SYSTEMS, INC.
                                Balance Sheets

                                                 Jan. 3,     Sep. 27,
                                                  2004         2003
                                              (Unaudited)     (Note)
    Assets
    Current assets:
     Cash and cash equivalents                 $1,925,900   $1,811,300
     Securities available for sale              4,246,500    4,143,800
     Accounts receivable, net of allowances     5,302,400    5,941,800
     Inventories                                2,486,600    2,539,300
     Prepaid expenses and deferred income
      taxes                                       566,400      593,000
    Total current assets                       14,527,800   15,029,200

    Property and equipment, net                 5,321,900    4,817,400
      Cost in excess of fair value of net assets
      acquired, net of accumulated amortization 1,924,100    1,924,100
    Other assets                                3,028,300    2,219,900
                                              $24,802,100  $23,990,600

    Liabilities and Shareholders' Equity
    Current liabilities:
    Accounts payable                           $2,793,200   $2,467,500
    Accrued and sundry liabilities              1,807,200    1,747,400
    Total current liabilities                   4,600,400    4,214,900

    Deferred income taxes                         321,000      321,000
    Deferred compensation                         922,300      929,400
    Shareholders' equity
     Common stock, no par value, 20,000,000
     shares authorized; issued and
     outstanding shares 2,571,718 (2003)
     and 2,538,870 (2002)                         385,300      284,000
    Additional paid-in capital                     10,000       10,000
    Retained earnings                          18,563,100   18,231,300
    Total shareholders' equity                 18,958,400   18,525,300
                                              $24,802,100  $23,990,600

    Note: The Balance Sheet at September 27, 2003 has been derived from the audited financial statements at that date.



SOURCE  Span-America Medical Systems, Inc.
    -0-                             01/28/2004
    /CONTACT: James D. Ferguson, President and Chief Executive Officer of Span-America Medical Systems, Inc., +1-864-288-8877, ext. 212/
    (SPAN)

CO:  Span-America Medical Systems, Inc.
ST:  South Carolina
IN:  HEA MTC
SU:  ERN DIV ERP